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                                                                    EXHIBIT 99.1

VASO ACTIVE PHARMACEUTICALS SUPPORTS CLINICAL STUDY
CLAIMS FOR ATHLETES FOOT PRODUCT: TERMIN8

Danvers, MA -(BUSINESS WIRE)--Mar 9, 2004 -- VasoActive's parent company, BioChemics, Inc., conducted a clinical study in 1998 to evaluate the effectiveness of its anti-fungal product, at that time called `deFEET', now called `Termin8'. The study was conducted on athlete's foot patients by an individual physician, retained by Biochemics, directly comparing deFEET to Schering Plough's Tinactin product. Both products utilize the same anti-fungal drug, 1% tolnaftate, however, the deFEET also uses an over-the-counter formulation of the proprietary transdermal drug delivery system developed by BioChemics.

In the study, ten patients were treated with deFEET and ten patients were treated with Tinactin according to the identical clinical protocol. The Division of Clinical Care Research at the Tufts-New England Medical Center in Boston, MA analyzed the results of this study. The data demonstrated that all ten of the deFEET patients had eliminated their clinical symptoms by day 10 following the initiation of treatment. In contrast, one Tinactin-treated patient of ten was cured of symptoms on day 42.

According to the August 1998 letter supplied to BioChemics by Robin Ruthazer from the New England Medical Center summarizing the study, the trial results indicated, among other things, "the 14-day cure rate among patients treated with deFEET (10/10) was statistically greater than that among patients using Tinactin (0/10), p = 0.001 (chi-square test)."

Among other inaccuracies in an article published by Matthew Goldstein in TheStreet.com on March 9, 2004, Mr. Goldstein questions the validity of the clinical study described above and the intentions of the company upon reporting the findings. BioChemics and VasoActive Pharmaceuticals, the company responsible for marketing Termin8, are pleased to stand behind the data and the statements made by the management team in the company's recent IPO prospectus document. The company remains confident in the clinical effectiveness of the Termin8 product.

VasoActive Pharmaceuticals is an over-the-counter drug company focused on the commercialization and marketing of OTC drug products based on BioChemics' novel transdermal drug delivery technology.

Vaso Active holds the exclusive, worldwide license to commercialize, sell and distribute over-the-counter pharmaceutical products incorporating the patented transdermal (i.e. through the skin) drug delivery technology of its parent company, BioChemics, Inc. This technology provides a highly efficient, reliable and targeted method of drug delivery that does not require the use of a needle or patch and eliminates many of the common side effects of pills, such as bleeding and ulcers.


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Vaso Active Pharmaceuticals is headquartered in Danvers, Massachusetts. To find out more about Vaso Active Pharmaceuticals visit our website at WWW.VASOACTIVE.US.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Statements in this press release other than statements of historical fact are "forward-looking statements." These forward-looking statements represent Vaso Active's judgment as of the date of this release. Vaso Active disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT:
     Contact:
     Matt Carter
     Vaso Active Pharmaceuticals
     978-750-1991 x28
     mcarter@vasoactive.us